August 8, 2018

Paul Grinberg
c/o Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103
San Diego, California 92108
Dear Paul:
We appreciate your contributions to Encore Capital Group, Inc, a Delaware corporation, and its subsidiaries (collectively, “Encore”) and your willingness to serve during the transition period described below. This letter agreement (“Agreement”) sets forth the understanding between you and Encore regarding your transition.

1.
Your employment with Encore will terminate on January 2, 2019 (the “Termination Date”), subject to Encore’s right to terminate you for Cause (as defined in your Severance Protection Letter (as defined below)).

2.
From now until the Termination Date (the “Transition Period”), you will continue to be an employee of Encore and will serve as the President, International of Encore and as an officer and director, as applicable, of its subsidiaries and affiliates, and have the powers, duties and responsibilities customarily associated with those positions. During the Transition Period, you will continue to receive your current base salary and current employee benefits, and any outstanding equity awards and cash awards previously granted to you shall continue to vest pursuant to their terms.

3.
For your performance in the 2018 year to date and as additional consideration for your service during the Transition Period, you will be entitled to receive the following as compensation (the “Transition Compensation”):

a.
$300,000, which will be paid in a cash lump sum, less applicable taxes and withholdings, payable on the first regular payroll date which occurs more than six months following the Termination Date (the “Transition Payment Date”).

b.
A 2018 KCP bonus at the target previously set, subject to adjustment by the Compensation Committee of Encore based upon the completion of your duties and responsibilities as President, International of Encore during the Transition Period in a manner consistent with your service in prior years, which will be paid in a cash lump sum, less applicable taxes and withholdings, payable on the Transition Payment Date.

c.
Shares underlying outstanding equity awards previously granted to you shall continue to vest as if you were still an employee until March 10, 2019 (“Vesting End Date”), and all unvested shares underlying outstanding equity awards previously granted to you that do not vest during the period from the day after the Termination Date to the Vesting End Date shall be forfeited.

4.	You will not be entitled to the Transition Compensation if you are terminated for Cause (as defined in your Severance Protection Letter) prior to the Termination Date.

5.	Your right to receive and/or retain the compensation and benefits set forth herein is subject to your execution within 21 days following each of (a) the Termination Date and (b) the Transition

Payment Date, delivery, and non-revocation of a General Release and Waiver of Claims in substantially the form attached as Exhibit A.

6.
This Agreement does not supersede your rights or responsibilities (including any restrictive covenants) under your severance protection letter agreement dated March 11, 2009, as amended by a letter agreement on January 9, 2013, by a separate letter agreement on January 9, 2013 and by a letter agreement on February 24, 2014 (collectively, “Severance Protection Letter”), and your right to receive and/or retain the compensation and benefits set forth herein is subject to your continued compliance with such rights and responsibilities. This Agreement shall act as your notice pursuant to Section 2(v) of the Severance Protection Letter.

7.
You and Encore agree that you will experience a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) from Encore on the Termination Date. Pursuant to the deferral elections previously made by you, shares underlying the Company equity awards granted to you on August 23, 2007 and December 21, 2007 will be settled on the first business day after the end of the six-month period following your separation from service.

8.
You and Encore agree that any controversy or claim arising out of or relating to this Agreement (as amended), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules then in effect which are available at https://www.adr.org/sites/default/files/document_repository/EmploymentRules_Web.pdf. Venue for any arbitration pursuant to this Agreement will lie in the County of San Diego, California. One of the arbitrators shall be appointed by Encore, one shall be appointed by you and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by AAA. All three arbitrators shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). Encore shall pay the fees of the AAA and the arbitrators, if applicable.

9.
Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit you from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section

1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.
As of the date hereof, this Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereto and supersedes all prior agreements, arrangements, communications, representations or warranties, whether oral or written, by Encore and you, or any representation of Encore or you, with respect to the subject matter hereof, except the Severance Protection Letter. This Agreement has been duly authorized by Encore and is a legal and binding obligation of Encore and you, enforceable in accordance with its terms. No provisions of this Agreement may be amended or waived unless agreed to in writing by you and by a duly authorized officer of Encore. All disputes arising under this Agreement will be governed by, and interpreted in accordance with, the laws of the State of California, without regard to its conflict of law provisions.

Sincerely,

/s/ Greg Call
Greg Call
EVP, Chief Administrative Officer
Encore Capital Group, Inc.

Accepted and Agreed:

/s/ Paul Grinberg
Paul Grinberg
Date: 8/8/2018

Exhibit A
GENERAL RELEASE AND WAIVER OF CLAIMS
TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
1. Paul Grinberg (the “Executive”), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable to the undersigned under that letter agreement dated as of August 8, 2018 (the “Agreement”), and for other good and adequate consideration the receipt of which is mutually acknowledged by and between the Executive and Encore Capital Group, Inc. (the “Company”), does hereby agree not to bring any claim or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present stockholders, employees, officers, directors, members, managers, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Waiver of Claims against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations under the Agreement or any rights to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or your rights under any equity award agreements between you and the Company. The Executive further agrees that this General Release and Waiver of Claims may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his or her heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Waiver of Claims voluntarily and knowingly, and that the same shall not affect the Executive’s right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Waiver of Claims from filing a charge with any relevant federal, state or local administrative agency, but the Executive agrees not to participate in, and agrees to waive his or her rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
2. Notwithstanding anything herein to the contrary, the Executive does not release any claims that the law does not permit the Executive to release, including, without limitation, claims under the Family Medical Leave Act, the Fair Labor Standards Act, California Workers’ Compensation, California Family Rights Act, and Division 3, Article 2 of the California Labor Code (including indemnification rights).

3. The Company, on its own behalf and on behalf of the Company Group, does hereby agree not to bring any claim or pursue any litigation (or file any charge or otherwise correspond with any federal, state or local administrative agency) against, and waives, releases and discharges the Executive and his or her heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his or her affiliates and each of them (collectively, the “Executive Releasees”) from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that any person or entity of the Company Group ever had, now has or shall or may have or assert as of the date of this General Release and Waiver of Claims against any of them, based on facts known to any executive officer of the Company as of the date of this General Release and Waiver of Claims (other than the Executive), including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to Executive’s employment by the Company or any of its subsidiaries or the termination of that employment; provided, however, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to the Executive’s obligations under the Agreement, the Confidentiality Agreement (as defined in the Severance Protection Letter, as defined in the Agreement) or any agreement governing the terms of any equity award granted to the Executive or impair the right or ability of the Company to enforce the terms thereof.
4. In furtherance of their respective agreements set forth above, each of the Executive and the Company hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims which such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, each of the Executive and the Company acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each of the Executive and the Company to fully, finally and forever release all such matters, and all claims relative thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. In addition, and not by way of limitation to the foregoing, each of the Executive and the Company fully understands and knowingly and expressly waives its rights and benefits under Section 1542 of the California Civil Code or under any similar provision of law. Section 1542 of the California Civil Code states that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EXECUTIVE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH [THE COMPANY].
Nothing in this paragraph is intended to expand the scope of the release as specified herein.
5. This General Release and Waiver of Claims shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.
6. To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that Executive is waiving and releasing any rights he or she may have under the ADEA and that this General Release and Waiver of Claims is entered into knowingly and voluntarily. The Executive acknowledges that this General Release and Waiver of Claims does not apply to any rights or claims that may arise under the ADEA after the date of this General Release and Waiver of Claims. The Executive acknowledges that the consideration given for this General Release and Waiver of Claims is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that the Executive has been advised by this writing as required by the ADEA that:
(a) the Executive has the right to and is advised to consult with an attorney prior to executing this General Release and Waiver of Claims;
(b) the Executive has up to twenty-one (21) days within which to consider this General Release and Waiver of Claims (although Executive may choose to execute this General Release and Waiver of Claims earlier);
(c) the Executive has seven (7) days following the execution of this General Release and Waiver of Claims to revoke; and
(d) This General Release and Waiver of Claims and the Executive’s right to receive payments or other benefits payable by the Company pursuant to the Agreement shall not be effective until the revocation period has expired.
In order to cancel or revoke this General Release and Waiver of Claims, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Waiver of Claims. If this General Release and Waiver of Claims is timely cancelled or revoked, none of the provisions of this General Release and Waiver of Claims shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive under the Agreement or to provide the Executive with the other benefits described in this General Release and Waiver of Claims, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
7. Each of the Executive and the Company acknowledge that they have entered into this General Release and Waiver of Claims knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release.
IN WITNESS WHEREOF, the parties hereto have caused this General Release and Waiver of Claims to be executed on this              day of                         , 20__.

Paul Grinberg

Encore Capital Group, Inc.

By:
Title: